Exhibit 5.1

August 25, 2021

NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, California 95051

Re: Registration Statement on Form S-8 with respect to 24,000 shares of common stock of NVIDIA Corporation, par value $0.001 per share

Ladies and Gentlemen:
We have acted as special counsel to NVIDIA Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 24,000 shares of common stock of the Company, par value $0.001 per share (collectively, the “Shares”), issuable pursuant to the outstanding restricted stock units granted under the DeepMap Inc. 2016 Equity Incentive Plan, as amended (the “Plan”), and assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 10, 2021, by and among the Company, Darwin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, DeepMap Inc., a Delaware corporation, and the other parties thereto. The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Plan’s participants, and have been issued by the Company for legal consideration (not less than par value) in the circumstances contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP